EXHIBIT 99.1
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              XYBERNAUT(R) ANNOUNCES ANNUAL MEETING OF SHAREHOLDERS


FAIRFAX, VA, November 7, 2003 - Xybernaut Corporation (NASDAQ: XYBR) today announced plans to host its Annual Meeting of Shareholders at 9:30 A.M. Eastern Time on Thursday, December 11, 2003. The meeting will take place at the The Waterford at Fair Oaks, 12025 Lee Jackson Memorial Highway, Fairfax, VA 22033.

Stockholders of record, as of close of business on November 6, 2003, will vote on the election of directors to serve on the Company's board and to ratify the appointment of Grant Thornton LLP as the Company's independent certified accountants for the fiscal year ending December 31, 2003; and to transact other business that may be properly brought before the Meeting.

About Xybernaut
Xybernaut Corporation is the leading provider of wearable/mobile computing hardware, software and services, bringing communications and full-function computing power in a hands-free design to people when and where they need it. Headquartered in Fairfax, Virginia, Xybernaut has offices and subsidiaries in Europe (Germany) and Asia (Japan). Visit the Xybernaut Web site at www.xybernaut.com.

Xybernaut, the Xybernaut logo and Mobile Assistant(R) V (MA(R) V) and Atigo(R) are trademarks or registered trademarks of Xybernaut Corporation in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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This press release contains forward-looking statements within the meaning of The
Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the
Company's   products,   general   acceptance  of  the  Company's   products  and
technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.

Third party statements contained herein and information contained on any third party website are not endorsed by or adopted by Xybernaut, nor has their accuracy been verified by Xybernaut.